Exhibit 3.2

NEW YORK CITY REIT, INC.

ARTICLES OF AMENDMENT

New York City REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended, effective at 5:02 p.m. Eastern Time on August 5, 2020 (the “Effective Time”), to decrease the par value of the shares of common stock of the Company issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.0972 per share to $0.01 per share.

SECOND: The Charter is hereby further amended to change, at the Effective Time, the designation of the Company’s common stock, $0.01 par value per share, to Class A Common Stock, $0.01 par value per share. All references in the Charter to “Common Shares” are hereby changed at the Effective Time to “Class A Common Shares.”

THIRD: The amendments to the Charter as set forth above have been duly advised and approved by at least a majority of the entire Board of Directors as required by the Maryland General Corporation Law. The amendments to the Charter set forth herein are limited to changes expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Company.

FOURTH: There has been no increase in the authorized shares of stock of the Company effected by the amendments to the Charter as set forth above.

FIFTH: These Articles of Amendment shall become effective at the Effective Time.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 5th day of August, 2020.

ATTEST:	NEW YORK CITY REIT, INC.

/s/ Christopher J. Masterson Name: Christopher J. Masterson Title: Chief Financial Officer	By: /s/ Edward M. Weil, Jr. (SEAL) Name: Edward M. Weil, Jr. Title: Chief Executive Officer